Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan of Caliper Life Sciences, Inc. of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of Caliper Life Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Caliper Life Sciences, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Caliper Life Sciences, Inc., filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
November 18, 2005